CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust IV, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Completes $750 Million Credit Facility

Borrowings Under Credit Facility can be Increased up to $1.5 Billion, Providing Additional Financing as ARCT IV Completes its Acquisition Phase

New York, New York, June 19, 2013 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that on June 18, 2013, through its operating partnership, it entered into a $750.0 million credit facility with Regions Bank, JP Morgan Chase Bank, N.A., Wells Fargo Bank, National Association, Bank of America, N.A. and RBS Citizens, N.A. (collectively, the “Lenders”). The credit facility relates to the $750.0 million of financing commitments previously received by the Company from the Lenders. Through an “accordion feature,” ARCT IV may increase its borrowings under the credit facility to up to $1.5 billion. The Company has guaranteed the obligations under the credit facility. ARCT IV expects to use some of the financing available under the credit facility to complete its acquisition phase along with cash on hand from its recently completed initial public offerings.

Regions Bank will act as Administrative Agent for the credit facility and J.P. Morgan Securities, LLC will act as a Joint Lead Arranger.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT IV commented, “We are extremely pleased to have finalized this credit facility with such a strong complement of lenders. With up to $1.5 billion of total capacity, coupled with remaining offering proceeds, we are well-positioned to complete our announced and pipeline acquisitions and complete our strategic initiatives.”

About the Company

ARCT IV is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes for the taxable year ended December 31, 2012. Additional information about ARCT IV can be found on its website at www.arct-4.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.